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                                                                    Exhibit 10.9


                                    AGREEMENT
This Agreement (AGREEMENT) is entered into as of June 29, 2001 (EFFECTIVE DATE) between NeoGenesis Drug Discovery, Inc., a Delaware corporation (NEOGENESIS) and Biogen, Inc. (CUSTOMER), a Massachusetts corporation, and sets forth the terms and conditions that will apply to the provision by NeoGenesis to CUSTOMER of certain screening and analysis services.

                                   BACKGROUND

         CUSTOMER is interested in identifying potential pharmaceutical products for treatment of human diseases and wishes to identify compounds that exhibit a high degree of chemical binding and functional activity to specific protein targets. NeoGenesis owns or controls certain technology and know-how, including screening processes of libraries of mass-encoded small molecule compounds, relating to the identification, discovery, validation and optimization of novel compounds which may be useful for development of novel therapeutics employing targets implicated in a disease process. The parties wish to pursue a collaborative screening process to identify compounds exhibiting a high degree of chemical binding activity to targets designated by CUSTOMER from among the NeoGenesis libraries, or from CUSTOMER libraries, of mass-encoded small molecule compounds and which have activity in target-specific functional assays. The terms and conditions set forth below shall govern the performance of such collaborative effort.

1.   DEFINITIONS.

1.1 DEFINED TERMS. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning set forth below.

     AFFILIATE means with respect to either party, any Person that, directly or indirectly, is controlled by, controls or is under common control with such party. For purposes of this definition, CONTROL means, with respect to any Person, the direct or indirect ownership of [*] or more of the voting or income interest in such Person or the possession otherwise, directly or indirectly, of the power to direct the management or policies of such Person.

     ALIS means the Automated Ligand Identification System, an automated, ultra-high throughput ligand selection system proprietary to NeoGenesis that is used to identify multiple classes of chemical ligands against target protein.

     APPLICABLE LAWS means all laws, statutes, regulations and ordinances of any Regulatory Authority, including without limitation the FD&C Act.

     CHEMOTYPE means a family or group of structurally-related Primary Active Compounds (as defined in ATTACHMENT A).

     CIP means "Carriage and Insurance Paid", as that expression is defined in INCOTERMS 2000, ICC Publishing S.A.

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     COMBINATION PRODUCT means a product which includes one or more active ingredients or active components other than Licensed Product in combination with Licensed Product.

     COMMERCIALLY REASONABLE EFFORTS means, with respect to (i) any objective by any party, reasonable, diligent, good faith efforts to accomplish such objective as such party would normally use to accomplish a similar objective under similar circumstances; and (ii) with respect to any objective relating to the development or Commercialization of any Licensed Product by any party, efforts and resources normally used by such party with respect to a product owned by such party or to which such party has similar rights which is of similar market potential at a similar stage in the development or life of such product, taking into account issues of safety, efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, profitability of the product and other relevant technical and/or commercial factors.

     COMMERCIALIZATION means any and all activities of using, importing, exporting, marketing, promoting, distributing, offering for sale and selling a Licensed Product. When used as a verb, COMMERCIALIZE means to engage in Commercialization. Commercialization does not include any activities of CUSTOMER or its Affiliates or sublicensees within the R&D Program or reasonably related to obtaining Regulatory Approval.

     CONFIDENTIAL INFORMATION means any proprietary or confidential information of either party (including but not limited to all CUSTOMER Know-How and all NeoGenesis Know-How) disclosed to the other party pursuant to this Agreement, except any portion thereof which: (i) is known to the receiving party, as evidenced by the receiving party's written records, before receipt thereof under this Agreement; (ii) is disclosed to the receiving party by a third person who is under no obligation of confidentiality to the disclosing party hereunder with respect to such information and who otherwise has a right to make such disclosure; (iii) is or becomes generally known in the trade through no fault of the receiving party; or (iv) is independently developed by the receiving party before receipt thereof under this Agreement, as evidenced by the receiving party's written records, without access to such information.

     CONTROL OR CONTROLLED means with respect to any (a) item of information, including, without limitation, CUSTOMER Know-How and NeoGenesis Know-How, or (b) intellectual property right, the possession (whether by ownership or license, other than pursuant to this Agreement) by a party or an Affiliate thereof of the ability to grant to the other party access or a license as provided herein under such item or right without violating the terms of any agreement or other arrangements, between such party or its Affiliate and any third party, existing before or after the Effective Date.

     CUSTOMER KNOW-HOW means all proprietary technical, Manufacturing and clinical information, data and know-how, including but not limited to all Program Intellectual Property described in clause (c) of the definition of Program Intellectual Property, relating to: (a) the Targets, ligands, assays, or libraries provided by CUSTOMER, (b) the Designated Compounds, together with, where applicable, any analogs, derivatives, fragments, sub-cellular constituents or


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expression products thereof, or (c) the Licensed Products, whether or not patentable, Controlled by CUSTOMER or its Affiliates or sublicensees as of the Effective Date or during the term of this Agreement. CUSTOMER Know-How includes, without limitation, all processes, formulas, discoveries and inventions whether relating to biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical safety, quality control and clinical data, including, without limitation, clinical study data. CUSTOMER Know-How also includes relevant medical information relating to the Licensed Products (such as customer questions, responses thereto and adverse drug event history) in the possession of CUSTOMER, its Affiliates or sublicensees. The term CUSTOMER Know-How, however, does not include the NeoGenesis Know-How or any know-how, processes, information and data which is, as of the Effective Date or later becomes, through no fault of NeoGenesis, generally available to the public.

     CUSTOMER PATENT RIGHTS means (a) those patents and patent applications (other than patent applications and patents included within the NeoGenesis Patent Rights) Controlled by CUSTOMER or any of its Affiliates at any time during the term of this Agreement which otherwise would be infringed by the research, development, manufacture, use, importation or sale or offer for sale of any Designated Compound or Licensed Product and (b) all divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates and foreign counterparts thereof.

     FDA means the United States Food and Drug Administration, or any successor thereto.

     FD&C ACT means the United States Federal Food, Drug and Cosmetic Act of 1938, as amended.

     FIELD means the diagnosis, prevention and/or treatment of any and all diseases in humans.

     FIRST COMMERCIAL SALE of Licensed Product(s) means any transfer for value in an arms-length transaction to an independent third party distributor, agent or end user in a country within the Territory after obtaining all necessary Regulatory Approvals as may be necessary for such transfer in such country.

     FORCE MAJEURE means any event beyond the control of the parties, including, without limitation, failures of computers, computer-related equipment, hardware or software, fire, flood, riots, strikes, epidemics, war (declared or undeclared and including the continuance, expansion or new outbreak of any war or conflict now in existence), embargoes and governmental actions or decrees.

     FTE means the equivalent of a full time (twelve months, including normal vacations, sick days and holidays) work of a person, carried out by one or more employees or agents of NeoGenesis, who devotes a portion of his or her time to performing further optimization activities as set forth in this Agreement, such amount per FTE not to exceed [*] for the Program services specified in paragraphs 1-7 and 9 of ATTACHMENT A (i.e., optimization of three Selected Compounds to a Kd value of [*] and one round of optimization on [*] Selected Compounds);


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and not to exceed [*] for Program services beyond those specified in paragraphs
1-7 and 9 of ATTACHMENT A.

     GOOD CLINICAL PRACTICE means the then current standards for clinical trials for pharmaceuticals, as set forth in the FD&C Act and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by the European Union and other Regulatory Authorities in countries in which Licensed Product is intended to be sold, to the extent such standards are not in contravention with United States Good Clinical Practices.

     GOOD LABORATORY PRACTICE means the then current standards for laboratory activities for pharmaceuticals, as set forth in the FD&C Act and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good laboratory practice as are required by the European Union and other Regulatory Authorities in countries in which Licensed Product is intended to be sold, to the extent such standards are not in contravention with United States Good Laboratory Practices.

     GOOD MANUFACTURING PRACTICE means the current standards for the manufacture of pharmaceuticals, as set forth in the FD&C Act and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good manufacturing practice as are required by the European Union and other Regulatory Authorities in countries in which Licensed Product is intended to be sold, to the extent such standards are not in contravention with United States Good Manufacturing Practices.

     IND means an investigational new drug application, as defined in the FD&C Act and applicable regulations thereunder, or any equivalent document, filed with the FDA and necessary for beginning clinical trials of any Licensed Product in humans or any equivalent application or other documentation filed with any Regulatory Authority of a country other than the United States prior to beginning clinical trials of any Licensed Product in humans in that country.

     LICENSED PRODUCT(S) means any product that: (a) includes a Designated Compound or any derivatives, improvements and components thereof; and (b) the development, manufacture, use, or sale of which, absent the license granted under this Agreement, would infringe the NeoGenesis Know-How or NeoGenesis Patent Rights or which makes use of any Program Intellectual Property that is jointly owned by the parties.

     MAJOR COUNTRY means the United States, the United Kingdom, France, Germany, Italy or Japan, as the case may be.

     MANUFACTURING means any and all activities involved in the production of a Licensed Product to be developed and/or Commercialized under this Agreement. When used as a verb, MANUFACTURE means to engage in Manufacturing.

     NDA means a new drug application as defined in the FD&C Act and applicable regulations thereunder, and the foreign equivalent thereof.


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     NEOGENESIS KNOW-HOW means all proprietary technical information, data and know-how, including but not limited to all Program Intellectual Property described in clause (a) of the definition of Program Intellectual Property, relating to: (a) the NeoMorph Screening Library, (b) the NeoMorph Focused Libraries, (c) ALIS and QSCD, (d) the Preliminary Compounds, (e) the Primary Active Compounds, (f) the Selected Compounds, together with, where applicable, any analogs, derivatives, fragments, sub-cellular constituents or expression products thereof made by NeoGenesis, and (g) any other tangible materials provided by NeoGenesis to CUSTOMER for use in the conduct of the Program(s), which in each case is Controlled by NeoGenesis or any of its Affiliates as of the date of this Agreement or at any time during the term of this Agreement. The term NeoGenesis Know-How, however, does not include (1) any CUSTOMER Know-How or compound, (2) any know-how, processes, information and data which is, as of the Effective Date or later becomes, generally available to the public or (3) any general manufacturing or other know-how not specific to the Designated Compound or Licensed Products.

     NEOGENESIS PATENT RIGHTS means those (a) all patent applications (including provisional, utility, international and design applications) (including NeoGenesis' interest in Program Patent Rights) heretofore or hereafter filed in any country covering the NeoGenesis Know-How which but for the licenses granted pursuant to this Agreement would be infringed by the development, manufacture, use, offer for sale, sale or import of Designated Compounds or Licensed Products; (b) all patents from the applications identified in clause (a) that have issued or in the future issue from any of the foregoing patent applications, including without limitation utility models, design patents and certificates of invention; and (c) all divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates and foreign counterparts of the applications and patents identified in clauses (a)-(b), in each case which are Controlled by NeoGenesis or any of its Affiliates and are existing as of the Effective Date or filed or issued during the term of this Agreement.

     NEOMORPH CHEMISTRY means the process, proprietary to NeoGenesis, of forming libraries and sub-libraries of discrete compounds by coupling a broad set of diverse cores with diverse sets of building blocks employing proprietary mass-coding algorithms.

     NEOMORPH FOCUSED LIBRARIES means those compounds synthesized by NeoGenesis derived from Primary Active Compounds identified by CUSTOMER in bioassays or functional assays.

     NEOMORPH SCREENING LIBRARY means the entire collection of libraries consisting of mass-encoded small molecule organic compounds owned by NeoGenesis and developed with NeoMorph Chemistry, comprising at least 10,000,000 different compounds.

     NET SALES means the aggregate amounts invoiced for sales or transfers for value of Licensed Products by CUSTOMER, its Affiliates or any of its sublicensees to an independent third party distributor, agent or end user in the Territory (other than sales of Licensed Products at cost by CUSTOMER, its Affiliates or sublicensees to a third party for use in a clinical study prior to Regulatory Approval of such Licensed Product) LESS deductions selected as appropriate from: (a) credits, refunds, allowances and price adjustments separately and actually credited to


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customers for defective, spoiled, damaged, outdated, and returned Licensed
Products, (b) offered and taken trade and cash discounts, rebates, chargebacks and allowances in amounts customary to the trade, (c) sales, excise, value added, turnover, use, and other like taxes, and customs duties, paid, absorbed or allowed excluding net income tax, (d) allowances for bad debt in accordance with U.S. Generally Accepted Accounting Principles (GAAP) consistently applied, and (e) special outbound packing, transportation, insurance and handling charges separately billed to the customer or prepaid. Net Sales shall not include amounts received by CUSTOMER (or any of its Affiliates) from transactions with an Affiliate or sublicensee, where the Licensed Product in question will be resold by such Affiliate or sublicensee to an independent third-party distributor, agent or end user and such amounts received by the Affiliate or sublicensee from such resale is included in Net Sales in accordance with Section 4.3.

                  For purposes of this Agreement, "sale" means any transfer or other distribution or disposition, but shall not include transfers or other distributions or dispositions of Product, at no charge, for preclinical, clinical or regulatory purposes or in connection with patient assistance programs or other charitable purposes or to physicians or hospitals for promotional purposes. Product shall be considered "sold" when billed or invoiced.

                  In the event that Licensed Product is sold in the form of a Combination Product, Net Sales for the Combination Product shall be determined by multiplying actual Net Sales of the Combination Product (determined by reference to the definition of Net Sales set forth above) during the royalty payment period by the fraction A/A+B where A is the average sale price of Licensed Product when sold separately in finished form and B is the average sales price of the other active ingredients and components when sold separately in finished form, in each case during the applicable royalty payment period in the country in which the sale of the Combination Product was made, or if sales of both the Licensed Product and the other active ingredients and components did not occur in such period, then in the most recent royalty payment period in which sales of both occurred. Where the Licensed Product is sold separately in finished form but the other ingredients and components are not, Net Sales for the Combination Product shall be determined by multiplying actual Net Sales of the Combination Product (determined by reference to the definition of Net Sales set forth above) during the royalty payment period by the ratio of the average per-unit sale price of Licensed Product when sold separately in finished form to the average per-unit Net Sales of the Combination Product, in each case during the applicable royalty payment period in the country in which the sale of the Combination Product was made. Where the other active ingredients and components are sold separately in finished form but the Licensed Product is not, Net Sales for the Combination Product shall be determined by multiplying actual Net Sales of the Combination Product (determined by reference to the definition of Net Sales set forth above) during the royalty payment period by the difference obtained by subtracting from 1 the ratio of the average per-unit sale price of the other active ingredients and components when sold separated in finished form to the average per-unit Net Sales of the Combination Product, in each case during the applicable royalty reporting period in the country in which the sale of the Combination Product was made. In the event that such average sales price cannot be determined for either of the Licensed Product or for all other active ingredients and components included in the Combination Product, Net Sales for purposes of determining payments under this Agreement shall be calculated by multiplying the Net Sales of the Combination Product by the fraction


* = CONFIDENTIAL TREATMENT REQUESTED: MATERIAL HAS BEEN OMITTED AND FILED
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C/C+D where C is the standard fully-absorbed cost of the Licensed Product portion of the Combination Product and D is the sum of the standard fully-absorbed costs of all other active ingredients and components included in the Licensed Product, in each case as determined in accordance with GAAP consistently applied; provided, however that the parties mutually agree that such approach is valid in light of the particular circumstances, which agreement shall not be unreasonably withheld or delayed.

     PATENT RIGHTS means all U.S. and foreign issued patents and patent applications, including but not limited to provisionals, divisionals, continuations, continuations-in-part, and patents issuing therefrom, reissues, reexaminations, substitutions, renewals, restorations, additions, registrations, and foreign counterparts thereof, as well as extensions and supplementary protection certificates based thereon.

     PERSON means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization.

     PROGRAM means the program(s) described in ATTACHMENT A as the same may be amended during the term of this Agreement by mutual agreement of the parties acting through the Steering Committee (as defined below). Each Program will be directed toward the discovery and development of Primary Active Compounds and Selected Compounds for a particular Target.

     PROGRAM INTELLECTUAL PROPERTY means individually and collectively all discoveries, inventions, know-how, techniques, methodologies, modifications, improvements, works of authorship, designs and data (whether or not protectable under patent, copyright, trade secrecy or similar laws) that are conceived, created, discovered, developed, or reduced to practice or tangible medium of expression (a) solely by one or more employees or consultants of NeoGenesis (other than consultants also affiliated with CUSTOMER in connection with the Program) at any time in the course of the Program; (b) jointly by one or more employees or consultants of NeoGenesis and one or more employees or consultants of CUSTOMER at any time in the course of the Program; or (c) solely by one or more employees or consultants of CUSTOMER (other than consultants also affiliated with NeoGenesis in connection with the Program) at any time in the course of the Program.

     PROGRAM PATENT RIGHTS shall mean, collectively, (a) all patent applications hereafter filed in any country which specifically claim and only to the extent they claim Program Intellectual Property; (b) all patents that have issued or in the future issue from any of the foregoing patent applications, including without limitation utility models, design patents and certificates of invention; and (c) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates or additions to any such patents and patent applications.


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     QSCD means Quantized Surface Complimentary Diversity, a model proprietary to NeoGenesis, in terms of which discrete chemical compliments to the surfaces of a target are defined.

     R&D PROGRAM means on a Designated Compound-by-Designated Compound and country-by-country basis the activities necessary or desirable to be undertaken in connection with the research and development of such Designated Compound prior to obtaining Regulatory Approval for a Licensed Product in such country (regardless of the country in which such activities are conducted).

     REGULATORY APPROVALS means, for any country in the Territory, those authorizations by the appropriate Regulatory Authority(ies) required for the manufacture, importation, marketing, promotion, pricing and sale of the Licensed Product(s) in such country.

     REGULATORY AUTHORITY means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in the Territory, including, without limitation, the FDA.

     SAMPLE means any compound or mixture of compounds supplied by CUSTOMER to NeoGenesis for the purpose of ALIS screening under activities in Attachment A, PARA. 10.

     SOP means a standard operating procedure which is optimized for ALIS screening of a given CUSTOMER Target.

     TARGET means a specific protein target(s) selected by CUSTOMER for which NeoGenesis will perform the Program. CUSTOMER shall have the right to designate up to four Targets (which for purposes hereof shall not include Targets which are unavailable or are rejected by NeoGenesis because of their unavailability) during the term of this Agreement. The Target(s) will be added to ATTACHMENT B as and when designated by CUSTOMER.

     TERRITORY means all the countries of the world.

     VALID CLAIM means a claim of a Patent Right that has not been canceled, withdrawn, or rejected and has not elapsed or become abandoned or declared invalid or unenforceable or been revoked by a court or agency of competent jurisdiction from which no appeal can be or has been taken and, with respect to a claim of a patent application within Patent Rights, has not been pending for more than ten years.

1.2 OTHER DEFINED TERMS. The following terms shall have the meanings set forth in the section appearing opposite such term:

         BANKRUPTCY CODE                             Section 3.1
         CLAIM NOTICE                                Section 6.6
         COMPONENT                                   ATTACHMENT A
         COMPOUNDS                                   ATTACHMENT A


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         DESIGNATED COMPOUND                         Section 2.6
         DISCRETE COMPOUND                           ATTACHMENT A
         GENERIC PATENT RIGHTS                       Section 3.3
         ICC                                         Section 9.1
         INDEMNIFYING PARTY                          Section 7.4
         INDEMNIFIED PARTY(IES)                      Section 7.3
         IPO                                         Section 4.8
         FINAL TARGET REPORT                         ATTACHMENT A
         LICENSED TECHNOLOGY                         Section 3.1
         LOSSES                                      Section 7.2
         PHASE II CLINICAL TRIALS                    Section 4.2
         PMA                                         Section 4.2
         PRELIMINARY COMPOUND                        ATTACHMENT A
         PRELIMINARY SAMPLE                          ATTACHMENT A
         PRIMARY ACTIVE COMPOUNDS                    ATTACHMENT A
         PRIMARY ACTIVE COMPOUNDS REPORT             ATTACHMENT A
         SCREENING PERIOD                            Section 2.2
         SELECTED COMPOUND(S)                        ATTACHMENT A
         STEERING COMMITTEE                          Section 2.5

2.   SCREENING PROGRAM; R&D PROGRAM; COMMERCIALIZATION

2.1 DELIVERY OF TARGET PROTEINS. CUSTOMER shall have up to [*] following the Effective Date to designate and deliver up to [*] Targets to NeoGenesis for screening. CUSTOMER shall provide Targets in the quantities and formats specified in ATTACHMENT A. CUSTOMER shall also provide NeoGenesis at the time of delivery with a written description of the concentration and volume of the Target. CUSTOMER shall deliver the Targets CIP to NeoGenesis's Cambridge, MA facility.

2.2 SCREENING PROGRAM. The parties agree that the first Target shall be TGF beta receptor Type I. Upon designation of any additional Target by CUSTOMER, NeoGenesis will have [*] to agree to conduct the control and follow up control experiments of para. 2 of ATTACHMENT A with that Target or to reject (because of its unavailability) the Target. Upon such agreement, CUSTOMER shall within [*] deliver all necessary reagents with respect to such Target to NeoGenesis. NeoGenesis shall within [*] of receipt of such reagents conduct the control and follow-up experiments of para. 2 of ATTACHMENT A with respect to the Target. It will also establish an SOP as provided under that paragraph. The Program for a given Target will remain in effect for a period of [*] from the time of transfer of reagents by CUSTOMER to NeoGenesis, with an option by CUSTOMER to renew the Program for such Target for an additional [*] period on terms and conditions, including level of support, that are mutually agreeable. CUSTOMER shall notify NeoGenesis whether CUSTOMER wishes to extend the Program for a given Target for an additional [*], no later than [*] prior to termination of the initial term. NeoGenesis will apply its ALIS method to screen the NeoMorph Screening Library for activity with respect to each Target for purposes of identifying potentially useful chemical compounds for further


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evaluation and development. Alternatively, NeoGenesis shall apply ALIS screening of libraries provided by CUSTOMER as described in ATTACHMENT A. Screening will be performed pursuant to the screening protocol for the Program set forth in ATTACHMENT A. NeoGenesis shall conduct the screening and deliver a Final Target Report as described in ATTACHMENT A, but in any event within [*] following the date that the applicable Target is delivered to NeoGenesis, unless the parties agree in writing to extend the period for performance of the Program (the SCREENING PERIOD).

2.3 GRANT OF RESEARCH LICENSE. CUSTOMER hereby grants NeoGenesis a nonexclusive, nontransferable, royalty-free license to use CUSTOMER Know-How and CUSTOMER Patent Rights solely for purposes of conducting the Program and performing NeoGenesis's obligations to CUSTOMER under the Program. NeoGenesis will not use CUSTOMER Know-How or CUSTOMER Patent Rights for any other purpose, without CUSTOMER's prior written permission. NeoGenesis shall not (a) grant, or attempt to grant, a sub-license to use CUSTOMER Know-How or CUSTOMER Patent Rights to any Person without the express written consent of CUSTOMER, (b) perform any tests on any of the Targets or using CUSTOMER assays or libraries that are outside the scope of the Program, or (c) modify the Targets supplied by CUSTOMER, including, without limitation, the making of any derivatives, analogs or components thereof. In the event that NeoGenesis does not consume all of the Targets, assays or libraries supplied by CUSTOMER in performance of the Program, NeoGenesis will upon completion of the Program promptly, return to CUSTOMER any quantities of such Target(s) and any derivatives, analogs or components thereof as well as assays and CUSTOMER supplied Samples related thereto.

2.4 SCIENTIFIC REPORTS. (a) NeoGenesis will keep and maintain adequate records containing laboratory data generated in the course of the Program to enable it to furnish complete and accurate information to CUSTOMER regarding the Program activities and results, including but not limited to all Preliminary Compounds, Primary Active Compounds and NeoMorph Focused Libraries identified or used in the Program and all NeoGenesis Program Intellectual Property developed during the Program. All such written records of NeoGenesis shall be open to inspection by CUSTOMER during normal business hours upon reasonable prior written notice.

     (b) NeoGenesis shall provide CUSTOMER with reasonably-detailed written reports describing the results of the research performed pursuant to the Program including but not limited to all Preliminary Compounds, Primary Active Compounds, Selected Compounds and NeoMorph Focused Libraries identified or used in the Program. Such reports shall be delivered to CUSTOMER at least monthly during the Program. NeoGenesis will deliver a Primary Active Compounds Report with respect to the Program work performed on each Target. NeoGenesis will also deliver a Final Target Report on each Selected Compound after optimization and screening of the NeoMorph Focused Libraries.

2.5 STEERING COMMITTEE. (a) A Steering Committee (STEERING COMMITTEE) shall be responsible for day-to-day management of each Program. The Steering Committee shall consist of four members, two members to be appointed by each of NeoGenesis and CUSTOMER and such members may be appointed on a Target-by-Target basis. Each party may with notice to the


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other substitute any of its members serving on the Steering Committee. The initial CUSTOMER members shall be [*] and [*] and the initial NeoGenesis members shall be ____________ and ____________. Each member of the Steering Committee will have one vote and all decisions of the Steering Committee will be [*].

     (b) The Steering Committee shall be responsible for the management and conduct of the Program and shall in particular: (i) consider, review and amend the Program from time to time in such manner as may be appropriate;
(ii) monitor progress of the Program; (iii) report regularly to the management of both parties upon the progress of the Program; (iv) be the initial medium for transfer of information between the parties; and (v) approve the allocation of FTEs for Program services beyond those specified in paragraphs 1-7 and 9 of ATTACHMENT A (i.e., optimization of [*] Selected Compounds to a Kd value of [*] and one round of optimization on [*] Selected Compounds).

     (c) The Steering Committee shall hold meetings as mutually agreed by the parties (but in no event less than three (3) times during the Screening Period) to review the Program. The first meeting of the Steering Committee shall be held within forty-five (45) days of each Target being designated and shall be held in Cambridge, MA. Thereafter, meetings may be held by telephone or video conference if requested by either party in writing to the other, PROVIDED THAT the parties shall meet in person at least two (2) times during the Screening Period. Minutes of all meetings setting forth decisions of the Steering Committee relative to the Screening Program shall be prepared by the host party and circulated to both parties within fifteen (15) days after each meeting, but minutes shall not become official until approved by both parties (which approval the parties shall use reasonable efforts to give within thirty (30) days of receipt of such minutes).

     (d) The quorum for Steering Committee meetings shall be two, provided there are at least one member from each of NeoGenesis and CUSTOMER present. The Steering Committee will render decisions [*]. Disagreements among the Steering Committee regarding the Program will be resolved via good-faith discussions; PROVIDED, that in the event of a disagreement that cannot be resolved within thirty (30) days after the date on which the disagreement arose, the matter shall be referred to CUSTOMER's Vice President Research and NeoGenesis's Chief Scientific Officer or their respective designees. Thereafter, if any such disagreement is not resolved within sixty (60) days, then CUSTOMER shall have the right to make the final decision.

2.6 DESIGNATED COMPOUNDS. (a) Within [*] following the delivery of the Primary Active Compounds Report for a Target by NeoGenesis in accordance with Section
2.4 and ATTACHMENT A, CUSTOMER shall notify NeoGenesis whether it will classify any Primary Active Compounds as a Selected Compound for further study or optimization. If CUSTOMER does not identify any Selected Compound(s) within such period, the license granted CUSTOMER under Section 3.1 shall terminate with respect to the applicable Target and be of no further force or effect with respect to such Target, and no further payment from CUSTOMER shall be due with respect to such Target.

     (b) Within [*] following delivery of the Final Target Report for a Target by NeoGenesis in accordance with Section 2.4 and ATTACHMENT A, CUSTOMER shall notify NeoGenesis whether


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it will classify any of the Selected Compounds as a "DESIGNATED COMPOUND" for
further research and development in the CUSTOMER'S R&D Program; PROVIDED, that CUSTOMER may not select more than [*] Designated Compounds in respect of each Target. If CUSTOMER does not identify any Designated Compound(s) within such period, the license granted CUSTOMER with respect to the applicable Target shall terminate and be of no further force or effect with respect to the applicable Target, and no further payment from CUSTOMER shall be due with respect to such Target. Notwithstanding the foregoing, CUSTOMER may at any time during CUSTOMER's R&D Program designate a compound from a CUSTOMER supplied library as a Designated Compound and subject to the milestone payments payable pursuant to
Section 4.2(b) and royalty payments pursuant to Section 4.3(b), shall continue to have the license granted CUSTOMER pursuant to Section 3.1.

     (c) Within [*] following receipt of notification from CUSTOMER identifying Designated Compounds, NeoGenesis shall amend ATTACHMENT C to identify any applicable NeoGenesis Patent Rights not previously identified to CUSTOMER. Thereafter, NeoGenesis shall update ATTACHMENT C as necessary to identify any applicable NeoGenesis Patent Rights not previously identified to CUSTOMER

2.7 PRODUCT DEVELOPMENT. CUSTOMER, at its sole expense, shall be solely responsible for conducting the R&D Program related to Designated Compounds and Licensed Products and shall do so using Commercially Reasonable Efforts. CUSTOMER shall conduct the R&D Program in accordance with all Applicable Laws, Good Laboratory Practices and Good Clinical Practices. It is understood that CUSTOMER shall have no further obligation to develop, optimize or Commercialize any Designated Compound or Licensed Product; PROVIDED, that CUSTOMER shall notify NeoGenesis promptly following CUSTOMER's determination that it will suspend or abandon efforts to conduct the R&D Program or to obtain Regulatory Approvals or to Commercialize any Designated Compounds or Licensed Products.

2.8 MANUFACTURE OF PRODUCT. CUSTOMER shall be solely responsible, at its sole expense, for and shall use its Commercially Reasonable Efforts to Manufacture the Licensed Products in accordance with the Regulatory Approvals, Applicable Laws, Good Laboratory Practices and Good Manufacturing Practices.

2.9 REGULATORY MATTERS. CUSTOMER, at its sole expense, shall use Commercially Reasonable Efforts to prepare and file, in its own name, with the appropriate Regulatory Authorities, all documents that are necessary to conduct clinical studies of Licensed Products and Regulatory Approval applications that are necessary to market and sell Licensed Products. CUSTOMER shall use Commercially Reasonable Efforts to file Regulatory Approval applications in the Major Countries, it being understood that CUSTOMER may determine that it is not commercially reasonable to pursue Regulatory Approvals in particular countries in cases where the difficulty and expense of obtaining Regulatory Approvals for such countries cannot be justified in comparison to the profits that sales of Licensed Products in such country are likely to yield. CUSTOMER shall notify NeoGenesis when it makes such regulatory filings. CUSTOMER shall be solely responsible for reporting all adverse events associated with any Licensed Product to the appropriate Regulatory Authorities in accordance with Applicable Laws.


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2.10 MARKETING AND SALE. CUSTOMER, at its sole expense, shall be solely responsible for the Commercialization of Licensed Products in the Territory and shall use Commercially Reasonable Efforts to Commercialize each Licensed Product in the Major Countries, it being understood that CUSTOMER may determine that it is not commercially reasonable to pursue Commercialization in particular countries in cases where the difficulty and expense of doing so cannot be justified in comparison to the profits that sales of Licensed Products in such country are likely to yield. CUSTOMER shall be solely responsible for establishing the price of each Licensed Product sold by or on behalf of it pursuant to this Agreement.

2.11 THIRD PARTY LICENSES. CUSTOMER shall be solely responsible for (a) obtaining any and all licenses from third parties necessary or desirable to perform its activities under the R&D Program and/or to Commercialize any Licensed Product and (b) any and all consideration payable with respect to such licenses. Notwithstanding the foregoing, in the event that CUSTOMER obtains one or more licenses under patents owned by a third party necessary or desirable to Commercialize any Licensed Product, based on CUSTOMER's good faith determination, CUSTOMER may, beginning from the date of such third party license, deduct [*] of the amount paid to such third party under such licenses from the royalty obligations due to NeoGenesis under Section 4.3, provided that (i) such third party patent primarily relates to the Designated Compound and (ii) such deductions shall not exceed [*] of such royalties with respect to such Licensed Product.

2.12 COMPLIANCE WITH LAW. CUSTOMER shall conduct the R&D Program and conduct its Manufacturing operations in a safe and prudent manner, in compliance with all Applicable Laws (including, but not limited to, occupational safety and health, public safety and health, protecting the environment, the disposal of wastes, Good Clinical Practices, Good Laboratory Practices and Good Manufacturing Practices), and in compliance with all applicable provisions of this Agreement. CUSTOMER shall obtain all necessary registrations and permits pertaining to CUSTOMER'S activities contemplated by this Agreement. NeoGenesis shall conduct all of its activities under this Agreement in a safe and prudent manner, in compliance with all Applicable Laws, and in compliance with all applicable provisions of this Agreement. NeoGenesis shall obtain all necessary registrations and permits pertaining to NeoGenesis' activities contemplated by this Agreement.

2.13 PERIODIC REVIEW. CUSTOMER and NeoGenesis shall periodically meet, at such times and places as are mutually agreed upon, for CUSTOMER to provide NeoGenesis with an update on the status of the progress of CUSTOMER's Commercialization of each Licensed Product, PROVIDED, HOWEVER, that such meetings shall occur no more than once per calendar year unless the parties agree, in writing, to meet more or less often. CUSTOMER and NeoGenesis shall each be responsible for its own expenses incurred in connection with attending such meetings.

3.   LICENSE; PROPRIETARY RIGHTS


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3.1  GRANT OF LICENSE. (a) Subject to the terms and conditions of this
Agreement, including the payment of all applicable fees, NeoGenesis hereby grants to CUSTOMER, and CUSTOMER hereby accepts, an exclusive, worldwide, right and license, within the Territory and within the Field, to use the NeoGenesis Know-How and NeoGenesis Patent Rights and NeoGenesis's undivided interest in any Program Intellectual Property and Program Patent Rights that are jointly owned by NeoGenesis and CUSTOMER, as embodied in or related to Designated Compound(s) (collectively, the LICENSED TECHNOLOGY), to (i) identify, research, develop, make, have made and use such Designated Compound to develop Licensed Products and (ii) to develop, make, have made, use, distribute for sale, promote, market, offer for sale, sell, have sold, import and export Licensed Products; PROVIDED, that the exclusivity of such license shall be subject in the case of "Generic Patent Rights" to the retained rights described in Section 3.2(c)(iv). CUSTOMER may grant sublicenses of its rights under this Section 3.1; PROVIDED that
CUSTOMER: (1) obtains each sublicensee's written agreement to be subject to the same obligations as is CUSTOMER under Sections 2.13, 3.1(c), 3.2, 4.4-4.7, 5.2, 7.1(b), 7.2(b), 7.4, 8.1, 8.3 and 8.4 of this Agreement (or substantially identical provisions) and (2) shall remain responsible for the performance of all of its obligations under this Agreement, whether such obligations are performed by CUSTOMER, its Affiliates or any of its sublicensees.

     (b) The license granted under this Section 3.1 shall be treated as a license of rights to "intellectual property" (as defined in Section 101(56) of Title 11 of the United States Code, as amended (the BANKRUPTCY CODE)) for purposes of Section 365(n) of the Bankruptcy Code. The parties agree that CUSTOMER may elect to retain and may fully exercise all of its rights and elections under the Bankruptcy Code PROVIDED, that it abides by the terms of this Agreement.

     (c) CUSTOMER shall mark or have marked all containers or packages of Licensed Products that are the subject of the license granted under this Section
3.1 in accordance with the patent marking laws of the jurisdiction in which such Licensed Products are manufactured, used or sold.

3.2 RETAINED RIGHTS. (a) This Agreement does not convey to CUSTOMER any ownership rights in any NeoGenesis Know-How or NeoGenesis Patent Rights by implication, estoppel or otherwise except for the rights expressly granted in
Section 3.1. Title to the NeoGenesis Know-How and NeoGenesis Patent Rights shall at all times remain vested in NeoGenesis. This Agreement does not convey to NeoGenesis any ownership rights in any CUSTOMER Know-How or CUSTOMER Patent Rights by implication, estoppel or otherwise except for the rights expressly granted in Section 2.3. Title to the CUSTOMER Know-How and CUSTOMER Patent Rights shall at all times remain vested in CUSTOMER. Title to and any interest in Program Intellectual Property described in clause (a) of the Program Intellectual Property definition shall be the property of NeoGenesis and is included in the definition of NeoGenesis Know-How or NeoGenesis Patent Rights, as the case may be, subject to the licenses granted to CUSTOMER under Section
3.1. Title to and any interest in Program Intellectual Property described in clause (b) of the Program Intellectual Property definition shall be jointly held by CUSTOMER and NeoGenesis, subject to the licenses granted to CUSTOMER under
Section 3.1. Title to and any interest in Program Intellectual Property described in clause (c) of the Program Intellectual Property definition shall be the property of CUSTOMER and is included in the definition of CUSTOMER Know-How or CUSTOMER Patent Rights, as the case may be.


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     (b) Patent counsel mutually acceptable to the parties and selected by the
Steering Committee in accordance with Section 3.3(c) shall determine inventorship of all intellectual property that arises from the transactions contemplated by this Agreement in accordance with U.S. patent law (and other U.S. intellectual property law) when determining whether such intellectual property is (i) CUSTOMER Know-How or CUSTOMER Patent Rights or (ii) NeoGenesis Know-How or NeoGenesis Patent Rights or (iii) if such intellectual property is Program Intellectual Property, whether Program Intellectual Property is jointly owned or is owned solely by NeoGenesis or by CUSTOMER.

     (c) Except as otherwise provided in Section 3.2(c)-(d), NeoGenesis shall retain the following rights with respect to the following NeoGenesis Know-How and NeoGenesis Patent Rights and Program Intellectual Property:

         (i) NeoGenesis shall continue to use its NeoMorph Screening Library to screen target proteins for other parties; PROVIDED, that (i) NeoGenesis shall mask the Primary Active Compounds from the NeoMorph Screening Library during the Program and during any period when CUSTOMER is pursuing an R&D Program or Commercialization of a Designated Compound selected from such Primary Active Compounds. In addition, NeoGenesis shall mask any Selected Compounds, and Designated Compound(s) from the NeoMorph Screening Library for as long as CUSTOMER is pursuing an R&D Program or Commercialization of a Designated Compound or a Licensed Product.

         (ii) NeoGenesis shall retain all rights under its intellectual property to continue to use Compounds created as part of the Program but not selected as Selected Compounds or Designated Compounds.

         (iii) NeoGenesis shall retain all rights in and continue to use compound libraries that are designed by it as part of the Program using QSCD or other structural information.

         (iv) NeoGenesis shall retain, with respect to Generic Patent Rights, the exclusive right to practice such Generic Patent Rights and to license third parties to practice those Generic Patent Rights as necessary to research, develop, make, have made, use, distribute for sale, import and sell any product; PROVIDED, that such product shall not have the "same active ingredient" as a Licensed Product, it being expressly understood and agreed that CUSTOMER holds exclusive rights with respect to the practice of the Generic Patent Rights as necessary to research, develop, make, have made, use, distribute for sale, import and sell any Licensed Product or any product having the same active ingredient as any Licensed Product.

     (d) NeoGenesis will not use the NeoGenesis Know-How, NeoGenesis Patent Rights, Program Know-How or Program Patent Rights with respect to any Target selected by CUSTOMER for a period of [*] following delivery of such Target to NeoGenesis by


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CUSTOMER. It is understood and acknowledged by NeoGenesis that the restrictions imposed by this Section 3.2 will operate independently of any patent rights that CUSTOMER may hold or be granted under this Agreement with respect to any Target.

3.3 DISCLOSURE; PATENT PROSECUTION. (a) Each of NeoGenesis and CUSTOMER shall promptly disclose to the other knowledge of any Program Intellectual Property, described under clause (a) or (b) of the definition of Program Intellectual Property and will be subject to the provisions of this Agreement. Within forty-five (45) days following the date of such disclosure regarding the existence of particular Program Intellectual Property that is jointly owned, the parties shall confer as to appropriate protection for such Program Intellectual Property. Except as otherwise expressly provided herein, all other inventions and discoveries governed by this Agreement shall be owned based on inventorship, as inventorship is determined in accordance with United States patent law. Except as specifically provided under this Agreement, the transfer of physical possession and use of any technology by CUSTOMER or NeoGenesis, as the case may be, shall not be (nor be construed as) a license, sale, lease, offer to sell or lease, or other transfer of title of such technology to CUSTOMER or NeoGenesis, as the case may be.

     (b) Except as provided in this Section 3.3 or Section 3.4, NeoGenesis shall have the sole right, at its cost, but not the obligation, to file, prosecute, and maintain each of the NeoGenesis Patent Rights throughout the Territory. NeoGenesis shall keep CUSTOMER currently advised as to the status of all patents and patent applications with respect to the NeoGenesis Patent Rights and shall supply CUSTOMER promptly with copies of all patents, patent applications, substantive patent office actions, substantive responses received or filed in connection with such applications. CUSTOMER may itself or through its attorney offer comments and suggestions with respect to the matters that are the subject of this Section 3.3(b) and NeoGenesis agrees to consider in good faith such comments and suggestions; PROVIDED that nothing herein shall obligate NeoGenesis to adopt or follow such comments or suggestions. In the event that NeoGenesis elects not to file for patent protection under the NeoGenesis Patent Rights or elects not to prosecute or maintain a patent or patent application under the NeoGenesis Patent Rights it shall notify CUSTOMER of such decision at least forty-five (45) days prior to the due date of any action or payment due. CUSTOMER shall have the right, but not the obligation to assume the responsibility therefor then at its own cost and expense. It is understood that while NeoGenesis has not sought, and will not seek, patent protection on any of the compounds that will be screened in the conduct of the Screening Program, NeoGenesis may seek patent protection for Selected Compounds, including analogs, homologs and isomers thereof, in the event and to the extent that NeoGenesis determines it can seek "generic composition of matter claims" (which for purposes of this Agreement shall not include any Target specific claims of utility) with respect to such compounds (any such patents are referred to as "GENERIC PATENT RIGHTS"). Upon the selection by CUSTOMER of a Designated Compound, CUSTOMER shall have the sole right, at its cost, but not the obligation, to file, prosecute, and maintain each of the NeoGenesis Patent Rights related to the Licensed Technology embodied in or related to such Designated Compound. In the event that CUSTOMER elects not to file for patent protection under such Licensed Technology or elects not to prosecute or maintain a patent or patent application thereunder it shall notify NeoGenesis of such decision at least forty-five (45) days


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prior to the due date of any action or payment due. NeoGenesis shall have the right, but not the obligation to assume the responsibility therefor then at its own cost and expense.

     (c) CUSTOMER and NeoGenesis, acting through the Steering Committee, shall select and retain patent counsel mutually acceptable to each of them for the purpose of preparing, prosecuting, issuing and maintaining appropriate patent applications concerning jointly owned Program Intellectual Property on behalf of both CUSTOMER and NeoGenesis. Any differences between NeoGenesis and CUSTOMER with respect to preparation, filing, prosecution, issuance and maintenance matters will be discussed and resolved to their mutual satisfaction using the procedures specified in Section 9.1, if necessary. The parties shall share equally in all expenses associated with the preparation, filing, prosecution, issuance and maintenance of patents or other intellectual property protection for jointly owned Program Intellectual Property; PROVIDED, that in the event that the parties disagree regarding the costs of a particular action and either party elects not to pursue a particular action (e.g., patent coverage in a particular country) either party shall have the right to assume such costs and to have such action taken; PROVIDED FURTHER that the rights of the party which elects not to participate in such expenses shall not include any such Program Patent Rights that are the subject of such action (e.g., patent coverage in a particular country) unless such party reimburses the other party for one half (50%) of the costs of such action PLUS interest on such reimbursement from the date such costs were incurred calculated at the rate specified in Section 4.4(b).

     (d) CUSTOMER shall have the sole right, but not the obligation, to file, prosecute, and maintain, at CUSTOMER's sole expense, each of the CUSTOMER Patent Rights throughout the Territory and shall be responsible for all the costs related thereto.

3.4 ENFORCEMENT. (a) NeoGenesis shall be solely responsible for defense and enforcement of NeoGenesis Know-How and NeoGenesis Patent Rights but excluding Licensed Technology within the Field and the Territory. In the event that legal proceedings with respect to such Licensed Technology also materially affect intellectual property rights of NeoGenesis that relate to other then active NeoGenesis research, development or commercialization programs outside the Field, the parties agree to cooperate in good faith with respect to such defense or action. CUSTOMER shall be solely responsible for the defense and enforcement of CUSTOMER Know-How and CUSTOMER Patent Rights.

     (b) Except as otherwise provided in Section 3.4(a), CUSTOMER shall have the first option to pursue any enforcement or defense of Licensed Technology within the Field and the Territory; PROVIDED, that CUSTOMER pays all costs and expenses related to the same, keeps NeoGenesis reasonably informed of its progress and provides NeoGenesis with copies of any documents related to such proceedings as permitted under any relevant protective order and reasonable notice of all proceedings relating to same. CUSTOMER's costs in prosecuting such matters shall be subject to reimbursement in accordance with Section 3.4(d). CUSTOMER shall notify NeoGenesis of its decision to exercise its right to enforce Licensed Technology as soon as possible, but not later than sixty (60) days following its discovery or receipt of notice of the alleged infringement.

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     (c) Unless CUSTOMER and NeoGenesis have otherwise agreed not to pursue such infringement for business reasons, if CUSTOMER does not exercise its option to enforce or defend any Licensed Technology or and within (90) days of exercising its option, CUSTOMER (i) has not persuaded the alleged infringer to desist, (ii) is not diligently pursuing an infringement action or diligently defending the validity or enforceability of Licensed Technology at issue, as determined by NeoGenesis in its reasonable discretion, or (iii) has not provided NeoGenesis with evidence of bona fide negotiations of a sublicense agreement with the alleged infringer, then NeoGenesis shall have the right to pursue the alleged infringer or take control of any action initiated by CUSTOMER at NeoGenesis's own expense. In any such case, CUSTOMER will substitute NeoGenesis as party plaintiff for purposes of pursuing any alleged infringer.

     (d) Any recoveries by settlement or otherwise, with regard to Licensed Technology in any suit handled by one party pursuant to Section 3.4(b) or
Section 3.4(c) shall be applied first in satisfaction of any unreimbursed expenses and legal fees of the litigant relating to the suit or settlement thereof and of the other party in providing requested cooperation. Any remaining recoveries shall (i) to the extent that the infringement is based on the development, manufacture, commercialization or use of Licensed Products in the Field, be deemed Net Sales and NeoGenesis shall receive an amount equal to the royalty due on such Net Sales and CUSTOMER shall receive the balance of such remainder; or (ii) to the extent that the infringement is not based on the development, manufacture, commercialization or use of Licensed Products in the Field, such remainder shall be paid: (1) [*] to NeoGenesis if NeoGenesis is the prosecuting party, (2) [*] to NeoGenesis and [*] to CUSTOMER if CUSTOMER is the prosecuting party, or (3) if the parties jointly participate, other than the assistance that each party is required to provide to the litigating party pursuant to Section 3.4(b) or Section 3.4(c), as the case may be, and for which it has been reimbursed in prosecuting legal proceedings relating to infringement or defense of the Licensed Technology, any damages and costs received in any proceedings or by way of settlement shall be split fifty percent (50%) to NeoGenesis and fifty percent (50%) to CUSTOMER. No settlement, or consent judgment or other voluntary final disposition of any suit regarding Licensed Technology may be entered into without the consent of the other party, which consent shall not be unreasonably withheld.

     (e) In any infringement suit as either party may institute to enforce Licensed Technology, or in any declaratory judgment action alleging invalidity or non-infringement of any Licensed Technology brought against NeoGenesis or CUSTOMER, the other party shall, at the request and expense of the party initiating or defending the suit or action, cooperate and assist in all reasonable respects, having its employees testify when requested and making available relevant records, papers, information, specimens and the like.

     (f) Notwithstanding the provisions of Section 3.4(b), if a declaratory judgment action or other action alleging invalidity or non-infringement of any of the patents within Licensed Technology is brought, NeoGenesis at its initial option, shall have the right, within sixty (60) days after notification of same, to assume defense of the action at its expense, but CUSTOMER shall be entitled to participate in such action, at its own expense.


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4.   PRICING; PAYMENT

4.1 SCREENING FEE. CUSTOMER will pay NeoGenesis a screening fee of [*] per accepted Target for the NeoGenesis services pursuant to the Program with respect to such Target. CUSTOMER will pay this fee within [*] of the effective date of a designated Target being accepted by NeoGenesis. In addition, CUSTOMER will pay NeoGenesis a fee of [*] per Target in FTE funding for the Program ([*] people for [*] at an FTE of [*]). Such FTE funding shall be paid at the commencement of each Program. Any additional FTE funding for a Target (for Program services beyond those specified in paragraphs 1-7 and 9 of ATTACHMENT A (i.e., optimization of three Selected Compounds to a Kd value of [*] and [*] of optimization on [*] Selected Compounds) must be approved by the Steering Committee on a Target-by-Target basis and will be charged at the rate of [*] per FTE. In addition to the fees described above, at the completion of each Program CUSTOMER shall pay to NeoGenesis a fee of [*].

4.2 MILESTONES. (a) CUSTOMER will pay NeoGenesis milestone payments in respect of Licensed Products that are related to Designated Compounds selected from NeoGenesis supplied libraries as specified in this Section 4.2(a).

         (i) Within thirty (30) days following the date on which CUSTOMER first identifies a Designated Compound as having acceptable "cellular efficacy" against the relevant Target, as documented in secondary cell-based bioassays performed by or on behalf of CUSTOMER, CUSTOMER will pay NeoGenesis [*]. CUSTOMER shall promptly notify NeoGenesis of the results of such secondary bioassays. The Steering Committee shall define the acceptable cellular efficacy for each Target at the first Steering Committee meeting following the designation of such Target (which shall occur within 30 days of the designation of such Target) and it is understood and agreed that notwithstanding the provisions of Section 2.2, NeoGenesis shall not be required to accept a Target until the Steering Committee defines acceptable cellular efficacy. Cellular efficacy shall be based on the functional activity in a cellular assay as well as acceptable cytotoxicity and shall take into consideration the novelty and or patentability of compounds that have achieved cellular efficacy, or compositions containing or methods of using those compounds.

         (ii) Within thirty (30) days following the date on which CUSTOMER files its first IND with the FDA on any Licensed Product or makes a comparable filing with regulatory authorities in another Major Country (including both a centralized filing, including a Major Country, or a filing in any Major Country), CUSTOMER will pay NeoGenesis [*].

         (iii)Within thirty (30) days following the date on which the first administration or dosing of any Licensed Product occurs in the first Phase II Clinical Trials relating to any Licensed Product, CUSTOMER will pay NeoGenesis [*]. PHASE II CLINICAL TRIALS means any safety and/or efficacy clinical studies of any Licensed Product in human patients to determine initial efficacy and dose range finding before embarking on Phase III clinical studies.


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         (iv) Within thirty (30) days following the date on which CUSTOMER first submits an NDA covering any Licensed Product with the FDA, or alternatively makes a comparable filing with regulatory authorities in another Major Country, (including both a centralized filing, including a Major Country, or a filing in a Major Country) CUSTOMER will pay NeoGenesis [*].

         (v) Within thirty (30) days following the date on which CUSTOMER first receives approval from the FDA permitting the manufacture and sale of a Licensed Product or alternatively a comparable Regulatory Approval for another Major Country, CUSTOMER will pay NeoGenesis [*].

         (b) In the event that CUSTOMER, pursuant to Section 2.6, designates a compound from a CUSTOMER supplied library as a Designated Compound, CUSTOMER will pay NeoGenesis milestone payments in respect of Licensed Products relating to such Designated Compound as specified in this Section 4.2(b).

         (i) Within thirty (30) days following the date on which CUSTOMER identifies the first Designated Compound as having acceptable cellular efficacy against the relevant Target, as documented in secondary cell-based bioassays performed by or on behalf of CUSTOMER, CUSTOMER will pay NeoGenesis [*]. CUSTOMER shall promptly notify NeoGenesis of the results of such secondary bioassays.

         (ii) Within thirty (30) days following the date on which CUSTOMER files its first IND with the FDA on any Licensed Product or makes a comparable filing with regulatory authorities in another Major Country (including both a centralized filing, including a Major Country, or a filing in any Major Country), CUSTOMER will pay NeoGenesis [*].

         (iii)Within thirty (30) days following the date on which the first administration or dosing of any Licensed Product occurs in the first Phase II Clinical Trials relating to any Licensed Product, CUSTOMER will pay NeoGenesis [*].

         (iv) Within thirty (30) days following the date on which CUSTOMER first submits an NDA covering any Licensed Product with the FDA, or alternatively makes a comparable filing with regulatory authorities in another Major Country, (including both a centralized filing, including a Major Country, or a filing in a Major Country) CUSTOMER will pay NeoGenesis [*].

         (v) Within thirty (30) days following the date on which CUSTOMER first receives approval from the FDA permitting the manufacture and sale of a Licensed Product or alternatively a comparable Regulatory Approval for another Major Country, CUSTOMER will pay NeoGenesis [*].


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     (c) Notwithstanding the foregoing, the parties understand and agree that none of the payments listed in Section 4.2(a)(i)-(v) or Section 4.2(b)(i)-(v) will be due before [*]. Milestones identified in Section 4.2(a)(i)-(v) and
Section 4.2(b)(i)-(v) shall be due only for the first Licensed Product in respect of each Target, regardless of the number of Licensed Products developed and/or commercialized by CUSTOMER for such Target; PROVIDED that in the event that any milestones under Section 4.2(b)(i)-(v) are first paid for a Licensed Product with respect to a Target and subsequently, CUSTOMER achieves a corresponding milestone under Section 4.2(a)(i)-(v) for another Licensed Product with respect to the same Target, then CUSTOMER shall only be required to pay the difference between the Section 4.2(b)(i)-(v) milestone payment already paid and the Section 4.2(a)(i)-(v) milestone payment subsequently achieved. On the date any one milestone with respect to a Licensed Product is achieved, all lower numbered unachieved milestones shall be deemed to have been achieved with respect to that Licensed Product.

4.3 ROYALTIES. Not later than forty-five (45) days following each March 31, June 30, September 30 and December 31 commencing with the First Commercial Sale of Licensed Products in any country, CUSTOMER shall pay to NeoGenesis royalties by country for the most recent three-month period then ended, equal to (a) [*] of Net Sales in such period for Licensed Products related to Designated Compounds selected from NeoGenesis supplied libraries, and (b) [*] for Licensed Products related to Designated Compounds selected from CUSTOMER supplied libraries. CUSTOMER shall pay royalties with respect to each Licensed Product on a country by country basis (i) until the expiration or revocation or complete rejection (without the right of appeal) of the last to expire or to be revoked or to be completely rejected of any NeoGenesis Patent Rights covering such Licensed Product in the country in which the Licensed Product is manufactured or sold, or (ii) if no NeoGenesis Patent Rights exist in the relevant country covering the manufacture, use or sale of the relevant Licensed Product, until [*] from the First Commercial Sale of such Licensed Product in such country. Notwithstanding the foregoing or anything in this Agreement to the contrary, no royalties shall be due with respect to Licensed Products which include Designated Products which are identified using CUSTOMER supplied libraries, unless the development, manufacture, use, or sale of which, absent the license granted under this Agreement, would infringe a Valid Claim of s patent within NeoGenesis Patent Rights.

4.4  REMITTANCE. (a) All royalties and milestone payments required under this
Section 4 shall be payable in full in the United States in United States Dollars, regardless of the countries in which sales are made. For the purpose of computing Net Sales for which a currency other than United States Dollars is received, such currency shall be converted into United States Dollars at the average exchange rate for buying United States Dollars set forth in THE WALL STREET JOURNAL for the calendar quarter in which such sales were made.

     (b) In the event that any payment due NeoGenesis under this Agreement is not made when due, the amount due shall accrue interest beginning on the fifth day following the final date on which such payment was due, calculated at the annual rate equal to two percent (2%) above the prime interest rate reported in the WALL STREET JOURNAL for the due date, calculated from the due date until paid in full. Such payment when made shall be accompanied by all interest so accrued.


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Said interest and the payment and acceptance thereof shall not negate or waive the right of NeoGenesis to any other remedy, legal or equitable, to which it may be entitled because of the delinquency of the payment.

     (c) If at any time legal restrictions within any country in the Territory prevent the conversion of the local currency and such currency cannot be removed from such country such that prompt remittance by CUSTOMER of any royalties owed by CUSTOMER to NeoGenesis in respect of sales in such country is prevented, CUSTOMER shall use its best efforts to make payment through any lawful means or methods that may be available as CUSTOMER shall reasonably determine and, if royalties in any country cannot be remitted to NeoGenesis for any reason within three (3) month after the end of the relevant reporting period, then CUSTOMER shall pay NeoGenesis in the local currency of such country by deposit of the relevant royalties in a bank account in such country designated by NeoGenesis.

4.5 RECORDS. CUSTOMER, its Affiliates and sublicensees shall keep and maintain for a period of at least three (3) years from the date of each payment of royalties, records (prepared in accordance with United States Generally Accepted Accounting Principles, consistently applied) sufficient to determine the amounts of Net Sales and payments due under Section 4.3. Within forty-five (45) days following each March 31, June 30, September 30 and December 31 in which payments are due under Section 4.3, CUSTOMER shall provide NeoGenesis with a report including at least: (a) the quantities of Licensed Products and Combination Products that CUSTOMER, its Affiliate(s) and sublicensee(s) sold during the preceding quarter in each country in which Licensed Products or Combination Products were sold; (b) the monetary amount, in the national currency of such country, of such sales; (c) actual Net Sales, by country; (d) the currency conversion rate used and U.S. dollar-equivalent of such sales; (e) the calculation of royalties thereon; and (f) the total royalties so computed and due NeoGenesis. Such reports shall be submitted to NeoGenesis whether or not any sales of Licensed Product have been made during such period. Upon delivery of the report due for the period ending December 31 of each year, CUSTOMER shall also report to NeoGenesis the aggregate royalties due NeoGenesis for the entire preceding year.

4.6 INSPECTION. CUSTOMER and its Affiliates and sublicensees shall each make its records available for inspection by an independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from NeoGenesis, solely to verify the accuracy of the reports and payments. Such inspection right shall not be exercised more than once in any calendar year nor more than once with respect to sales of Licensed Products in any given payment period. NeoGenesis agrees to hold in strict confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for NeoGenesis to reveal such information in order to enforce its rights under this Agreement or, subject to compliance with the provisions of Section 5, if disclosure is required by law, regulation or judicial order. Any person or entity conducting such audit or inspection will agree in writing with NeoGenesis to treat all records reviewed in the course of the audit or inspection as the Confidential Information of CUSTOMER under terms and conditions no less restrictive than the terms contained in Section 5.2. The CUSTOMER may require the independent certified accountant to


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sign a standard non-disclosure agreement before providing the independent certified accountant access to the CUSTOMER'S facilities or records. The results of each inspection, if any, shall be binding on both parties. NeoGenesis shall pay for such inspections, except that in the event there is any upward adjustment in aggregate royalties payable for any year shown by such inspection of more than five percent (5%) of the amount paid, in which case CUSTOMER shall pay for such inspection.

4.7 TAXES. Except for income taxes that may be assessed against NeoGenesis, all taxes and charges that may be imposed by any government taxing authority on the amounts paid by CUSTOMER to NeoGenesis under this Agreement shall, to the extent permitted under applicable law, be paid by CUSTOMER for NeoGenesis's account. In the event CUSTOMER is required to pay the taxes or charges for the account of NeoGenesis, and therefore withholds such taxes or charges from the amounts paid to NeoGenesis under this Agreement, CUSTOMER shall deliver to NeoGenesis true copies of the receipts and/or returns covering all such payments and the appropriate documentation which is necessary to obtain a tax credit, to the extent such tax credit can be obtained. Each party shall provide assistance to the other party in seeking any benefits available to such party with respect to government tax withholdings by any relevant law or double tax treaty.

4.8 CONVERTIBLE DEBT. In connection with the transactions contemplated in this Agreement, on the Effective Date, NeoGenesis will borrow $2,000,000 from CUSTOMER on the terms and conditions contained in the Convertible Note Purchase Agreement to be entered into by the parties on the Effective Date and a Convertible Note to be issued by NeoGenesis to CUSTOMER on the Effective Date.

4.9 DILIGENCE FEE. In the event that within [*] of the Effective Date both: (i) NeoGenesis has not completed an initial public offering (IPO) AND (ii) CUSTOMER has not filed an IND with the FDA on any Licensed Product as described in
Section 4.2(a)(ii) or 4.2(b)(ii), then CUSTOMER shall pay NeoGenesis [*]. In the event that either (i) or (ii) above has occurred then no such fee shall be due

5.   CONFIDENTIALITY

5.1 PUBLICITY. Except as is necessary to comply with applicable laws and regulations or to enforce their respective rights under this Agreement, and except as otherwise agreed to by the parties in writing, the parties shall: (a) keep the material terms of this Agreement and results of any Program confidential; (b) agree upon the text and the exact timing of an initial public announcement relating to the transactions contemplated by this Agreement as soon as practicable after the Effective Date (such agreement not to be unreasonably withheld or delayed); and (c) agree on the text and the timing of any other public announcements regarding this Agreement or the transactions contemplated herein that provide additional information. The parties are free to use the information in agreed announcements in subsequent references to this Agreement. Notwithstanding the foregoing, following the selection of a Designated Compound by CUSTOMER as described in Section 2.6, CUSTOMER shall be free to disclose NeoGenesis


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Know-How related to the Designated Compound and Program results to the extent necessary and appropriate in connection with CUSTOMER's efforts to obtain Regulatory Approvals for Licensed Products.

5.2 CONFIDENTIALITY. (a) Confidential Information of each party will be used by the other party solely for the purposes permitted by this Agreement. All Confidential Information will be received and held in confidence by the receiving party, subject to the provisions of this Agreement. Each party acknowledges that it will not obtain any rights of any sort in or to the Confidential Information of the other party as a result of such disclosure and that any such rights must be the subject of a separate written agreement(s) except as contemplated by the last sentence of Section 5.1. Either party may only disclose the general nature, but not the specific financial terms, of this Agreement without the prior consent of the other party; PROVIDED that either party may provide a copy of this Agreement or disclose the terms of this Agreement (i) to any finance provider in conjunction with a financing transaction, if such finance provider agrees to keep this Agreement confidential, (ii) to any legal or financial advisor of such party, or (iii) in response to a subpoena or other validly issued administrative or judicial process requesting disclosure of same; PROVIDED, the party that receives such order or process provides prompt notice to the disclosing party before making any disclosure and permits the disclosing party to oppose or narrow such request for disclosure and supports any of disclosing party's reasonable efforts to oppose such request (at disclosing party's expense) and shall disclose the terms of this Agreement only in the event of a final judgment or administrative order requiring such disclosure, and only to the extent necessary to comply with such request.

     (b) Each party will restrict disclosure of the other party's Confidential Information to those of its employees to whom it is necessary to disclose such Confidential Information in connection with the purposes permitted under Section 5.2(a). Each party shall use reasonable efforts, including at least efforts fully commensurate with those employed by the party for the protection of its own Confidential Information, to protect the Confidential Information of the other party.

     (c) Nothing herein shall prevent a receiving party from disclosing all or part of the Confidential Information as necessary pursuant to the lawful requirement of a governmental agency or when disclosure is required by operation of law; PROVIDED that prior to any such disclosure, the receiving party shall use reasonable efforts to: (i) promptly notify the disclosing party in writing of such requirement to disclose; and (ii) cooperate fully with the disclosing party in protecting against any such disclosure or obtaining a protective order.

6.   REPRESENTATIONS AND WARRANTIES.

6.1 AUTHORIZATION; ENFORCEABILITY; INFRINGEMENT. Each of CUSTOMER and NeoGenesis represent and warrant to the other that: (a) it is a corporation or limited liability company, as applicable, duly organized and validly existing under the laws of its jurisdiction of organization and has all requisite power and authority to enter into this Agreement; (b) it is duly authorized by all requisite action to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and that the same do not
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respect to such party's obligations under any other agreement; (c) it has duly executed and delivered this Agreement; and (d) it is authorized to disclose any and all Confidential Information made available to the other party pursuant to this Agreement. In addition, NeoGenesis represents and warrants that it is not aware of any patent held by any third party which would prevent NeoGenesis' or CUSTOMER's use of the NeoGenesis Patent Rights or NeoGenesis Know-How in performance of the Program.

6.2 NEOGENESIS PERFORMANCE. NeoGenesis hereby represents and warrants to CUSTOMER that: (a) NeoGenesis shall perform the Program using qualified personnel and in a good and workmanlike manner consistent with industry standards of companies that are comparable to NeoGenesis performing similar activities under similar circumstances; (b) as of the Effective Date, there is no agreement known to NeoGenesis to which it is a party and by which it is bound that would conflict with or be breached by NeoGenesis granting CUSTOMER the license in Section 3.1 or NeoGenesis' performance under this Agreement; and (c) NeoGenesis is unaware of any patent and other rights owned or controlled by any third Person which would be infringed by the NeoGenesis Patent Rights or the NeoGenesis Know-How or the performance of its obligations under this Agreement.

6.3 DISCLAIMER. (A) EXCEPT FOR THE WARRANTIES EXPRESSLY MADE IN SECTIONS 6.1-6.2, NEITHER PARTY MAKES ANY OTHER REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED (WHETHER WRITTEN OR ORAL), INCLUDING, WITHOUT LIMITATION ANY WARRANTY AGAINST INFRINGEMENT OF ANY THIRD PARTY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS, ANY WARRANTY OF MERCHANTABILITY OR ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE NEOMORPH SCREENING LIBRARY, THE NEOMORPH FOCUSED LIBRARIES, QSCD, THE PRELIMINARY COMPOUNDS, THE PRIMARY ACTIVE COMPOUNDS, THE SELECTED COMPOUNDS, THE DESIGNATED COMPOUNDS, THE TARGETS, THE LICENSED PRODUCTS, THE NEOGENESIS KNOW-HOW, THE CUSTOMER KNOW-HOW, THE SCOPE, VALIDITY OR ENFORCEABILITY OF THE NEOGENESIS PATENT RIGHTS OR THE CUSTOMER PATENT RIGHTS, OR SUCH PARTY'S OBLIGATIONS UNDER THIS AGREEMENT.

     (b) THE REPRESENTATIONS AND WARRANTIES OF EACH OF NeoGenesis AND CUSTOMER EXTEND ONLY TO THE OTHER PARTY. NEITHER PARTY WILL BE LIABLE FOR ANY CLAIM OR DEMAND AGAINST SUCH OTHER PARTY BY A THIRD PARTY, EXCEPT TO THE EXTENT PROVIDED IN SECTIONS 7.1-7.2.


7.   INDEMNIFICATION

7.1 INFRINGEMENT INDEMNIFICATION. (a) Subject to the provisions of Section 7.4, NeoGenesis shall defend, indemnify and hold harmless CUSTOMER, its subsidiaries, parent corporations, Affiliates, officers, directors, independent contractors, partners, sublicensees, distributors, members, employees, agents, successors and assigns (each, in such capacity, an INDEMNIFIED PARTY) from and against any claim, suit, demand, loss, damage, expense (including reasonable


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attorney's fees of indemnitee(s) and those that may be asserted by a third party) or liability (collectively, LOSSES) imposed upon them by any third party and arising from or related to a third party claim that (i) use of NeoGenesis Know-How or (ii) practice of the NeoGenesis Patent Rights by CUSTOMER in accordance with the terms of this Agreement violates or infringes the intellectual property rights of any third party. NeoGenesis shall have no liability or obligation to CUSTOMER under this Section 7.1(a) in the event and to the extent that the alleged infringement is caused by: (1) modifications, alterations, combinations or enhancements of the Designated Compounds not created by NeoGenesis, or (2) or results from willful misconduct or negligent acts or omissions of CUSTOMER or its Affiliates, or its or their respective employees, officers, directors or agents.

     (b) Subject to the provisions of Section 7.3, CUSTOMER shall defend, indemnify and hold harmless NeoGenesis, its subsidiaries, parent corporations, Affiliates, officers, directors, independent contractors, partners, shareholders, employees, agents, successors and assigns (each, in such capacity, an INDEMNIFIED PARTY) from and against any Losses imposed upon them by any third party and arising from or related to a third party claim that (i) the use of the CUSTOMER Know-How; (ii) the practice of the CUSTOMER Patent Rights; and (iii) the Manufacture, development, testing, Commercialization, use or other disposition of any of the foregoing, violates or infringes the intellectual property rights of any third party. CUSTOMER shall have no obligation or liability to NeoGenesis under this Section 7.1(b) in the event and to the extent that the alleged infringement (1) is covered by Section 7.1(a) or (2) results from willful misconduct or negligent acts or omissions of NeoGenesis or its Affiliates, or its or their respective employees, officers, directors or agents.

7.2 OTHER CLAIMS. (a) Subject to the provisions of Section 7.3, NeoGenesis will defend, indemnify and hold harmless the CUSTOMER Indemnified Parties from and against any Losses imposed upon the Indemnified Party(s) by any third party arising from or related to: (i) any material breach of the NeoGenesis's representations and warranties under this Agreement; or (ii) any negligence or intentional misconduct by NeoGenesis (or its employees, agents or representatives) in performing its obligations under this Agreement, including the performance of the Program. The foregoing indemnification action shall not apply in the event and to the extent that such Losses arose as a result of any Indemnified Party's negligence, intentional misconduct or breach of this Agreement.

     (b) Subject to the provisions of Section 7.3, CUSTOMER will defend, indemnify and hold harmless the NeoGenesis Indemnified Parties from and against any Losses imposed upon the Indemnified Party(s) by any third party arising from or related to: (i) any material breach of CUSTOMER's representations and warranties under this Agreement; (ii) any negligence or intentional misconduct by CUSTOMER (or its employees, agents or representatives) or by an Affiliate, licensee, sublicensee, distributor or agent of CUSTOMER in performing its obligations under this Agreement, including the performance of the R&D Program; or (iii) the labeling, packaging, package insert, other materials or promotional claims with respect to any Licensed Product or the development, testing, Manufacturing, Commercialization, use or other disposition of any Licensed Product by CUSTOMER or by an Affiliate, licensee, sublicensee, distributor or agent of CUSTOMER. The foregoing indemnification action shall not apply in the event and to


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the extent that such Losses arose as a result of any Indemnified Party's negligence, intentional misconduct or breach of this Agreement.

7.3 PROCEDURE. To receive the benefit of indemnification under Sections 7.1 or 7.2, the Indemnified Party must (a) promptly notify the party from whom indemnification is sought (the INDEMNIFYING PARTY) in writing of a claim or suit; PROVIDED, that failure to give such notice shall not relieve Indemnifying Party of its indemnification obligations except where, and solely to the extent that, such failure actually and materially prejudices the rights of Indemnifying Party); (b) provide reasonable cooperation (at the Indemnifying Party's expense); and (c) tender to the Indemnifying Party (and its insurer) full authority to defend or settle the claim or suit; PROVIDED that no settlement requiring any admission by the Indemnified Party or that imposes any material obligation or loss on the Indemnified Party shall be made without the Indemnified Party's consent. Neither party has any obligation to indemnify the other party in connection with any settlement made without the Indemnifying Party's written consent. The Indemnified Party has the right to participate at its own expense in the claim or suit and in selecting counsel therefor. The Indemnified Party shall cooperate with Indemnifying Party (and its insurer), as reasonably requested, at Indemnifying Party's cost and expense.

7.4 INDEMNIFICATION AS SOLE REMEDY. To the fullest extent permitted by law, the indemnification provided in this Section 7, subject to the limitations set forth herein, shall be the exclusive remedy for damages available to any Indemnified Party.

7.5 LIMITATION OF LIABILITY. EXCEPT FOR INFRINGEMENT OF THE OTHER PARTY'S INTELLECTUAL PROPERTY RIGHTS OR BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER
SECTION 5 AND EXCEPT AS OTHERWISE PROVIDED IN SECTIONS 7.1-7.4 WITH RESPECT TO THIRD PARTY CLAIMS, THE AGGREGATE LIABILITY OF EITHER PARTY FOR DIRECT DAMAGES ARISING OUT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE LIMITED TO THE AGGREGATE AMOUNT PAID TO (OR PAID BY) SUCH PARTY BY THE OTHER PARTY AS OF THE DATE SUCH CLAIM IS FINALLY RESOLVED. EXCEPT FOR INFRINGEMENT OF THE OTHER PARTY'S INTELLECTUAL PROPERTY RIGHTS OR BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER SECTION 5 AND EXCEPT AS OTHERWISE PROVIDED IN SECTIONS 7.1-7.4 WITH RESPECT TO THIRD PARTY CLAIMS, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR LOST PROFITS OR SAVINGS OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

8.   TERM AND TERMINATION

8.1 TERM. This Agreement shall take effect as of the Effective Date and shall remain in effect until the later of (i) completion of the Program on CUSTOMER'S [*] Target, if that Target is identified and accepted within four (4) years of the Effective Date, subject to any extensions


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entered into pursuant to Section 2.2, or (ii) until expiration of CUSTOMER's obligation to pay royalties hereunder if the license under Section 3.1 is exercised, in each case unless sooner terminated in accordance with Section 8.2. If the license under Section 3.1 is exercised through the selection of a Designated Compound for a Target, as described in Section 2.7, such license will remain in effect until the LATER OF: (a) the expiration of the term of the last-to-expire of the patent rights within the NeoGenesis Patent Rights or Program Intellectual Property or (b) [*] following the First Commercial Sale in the last country in which sales of Licensed Products are made (if the Licensed Products do not embody any patents within the NeoGenesis Patent Rights or Program Intellectual Property).

8.2 TERMINATION. (a) Either party may terminate the Program with thirty (30) days notice to the other party commits a material breach unless the breach is cured within the thirty (30)-day notice period. In addition, NeoGenesis may suspend work pursuant to the Program with notice to CUSTOMER if CUSTOMER fails to pay NeoGenesis any amount due NeoGenesis under this Agreement.

     (b) Following completion of the Program, either party may terminate the license with sixty (60) days notice if the other commits a material breach unless the breach is cured within the sixty (60)-day notice period consistent with Section 8.2(a).

     (c) Either party shall have the right to terminate this Agreement upon thirty (30) days notice if a Force Majeure condition has prevented performance by the other party for more than one hundred twenty (120) consecutive days. The parties may also terminate this Agreement at any time upon mutual written agreement of the parties.

8.3 EFFECT OF TERMINATION/COMPLETION. (a) Upon termination (including expiration) of this Agreement or completion of the Program with respect to a
Target: (i) NeoGenesis will terminate all tasks for such Program in an orderly manner, as soon as practical and in accordance with a schedule agreed to by CUSTOMER and NeoGenesis; (ii) NeoGenesis shall deliver to CUSTOMER all materials developed through the termination of such Program; (iii) CUSTOMER shall pay NeoGenesis any monies due and owing NeoGenesis up to the time of termination, for services actually performed in respect of such Program (including all work-in process (if any) pursuant to the last sentence of paragraph 6 or the last sentence of paragraph 7 of ATTACHMENT A) in an amount calculated using NeoGenesis's then-current daily charge for similar services and deliverables, PROVIDED, such fee shall not exceed the price specified in this Agreement and
(iv) within thirty (30) days following termination (including expiration) of such Program, NeoGenesis shall deliver to CUSTOMER a reasonably-detailed written report describing the results of all research activities conducted under this Agreement in respect of such Program up to the date of such termination.

     (b) Upon notice from a disclosing party or termination (including expiration) of this Agreement each party shall return to the other party or certify in writing to the other party that it has destroyed all documents and other tangible items it or its employees or agents have received or created pertaining, referring or relating to the Confidential Information of the other party.


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     (c) The licenses granted by NeoGenesis under Section 3.1 shall survive any expiration or termination of the Program or this Agreement with respect to any Designated Compound or Licensed Product for which the applicable service fees and milestone fees and royalties have been paid (when due in accordance with the terms of this Agreement) and CUSTOMER shall continue to have the right to develop, have developed, make, have made, use, distribute, offer for sale, import, export and sell Licensed Products relating to such Designated Compounds; PROVIDED that CUSTOMER shall continue to pay NeoGenesis milestone fees and royalties as required by Sections 4.2 and 4.3 and complies with Sections 4.4-4.7. In the event the license granted to CUSTOMER under Section 3.1 terminates for any reason, each of CUSTOMER's sublicensees at such time shall continue to have the rights and license set forth in their sublicense agreements, PROVIDED such sublicensee agrees in writing that NeoGenesis is entitled to enforce all relevant provisions directly against such sublicensee.

     (d) Except as otherwise provided herein, neither party shall be liable to the other party for any compensation or damages by reason of termination of this Agreement in accordance with this Section 8.

     (e) Nothing herein shall be construed to release either party of any obligation which matured prior to the effective date of any termination. CUSTOMER's liability for any charges, payments or expenses due to NeoGenesis that accrued prior to the termination date shall not be extinguished by termination, and such amounts (if not otherwise due on an earlier date) shall be immediately due and payable on the termination date. NeoGenesis shall refund CUSTOMER for any amounts paid prior to termination for activities not performed.

8.4 SURVIVAL. Sections 1, 2.7, 3.1 (solely in accordance with Section 8.3(c)), 3.2, 3.3 and 4-9 shall survive any termination or expiration of this Agreement.


9.   GENERAL PROVISIONS.

9.1 ISSUE RESOLUTION. (a) The parties shall use their best efforts to resolve any controversy or dispute that arises under or relates to this Agreement through good faith discussions. The parties shall initiate such discussions using the following procedure. Either party shall notify the other party of the nature of the controversy or dispute, providing sufficient detail to permit the other party to understand same (a DISPUTE NOTICE). The representatives of the parties shall meet within 30 days after the date that the non-sending party receives the Dispute Notice to attempt to reach an agreement about the nature of the dispute and a resolution of the dispute. If they are unable to resolve the dispute within 60 days after their meeting, and do not agree to extend the time period for resolving the dispute, or if the terms and conditions of the resolution or settlement of the dispute are breached, the dispute may be resolved by litigation. Pending resolution of any dispute covered by this
Section 9.1, both parties will continue their performance under this Agreement including, without limitation, the payment of all amounts due to the other party that are not in dispute.


* = CONFIDENTIAL TREATMENT REQUESTED: MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

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9.2  GOVERNING LAW. This Agreement shall be governed and construed in accordance with the internal, substantive laws of the Commonwealth of Massachusetts to the exclusion of any choice or conflict of laws rule or provision that would result in the application of the substantive law of any other jurisdiction. Notwithstanding the foregoing, the parties (and the arbitrators) shall use
United States (Federal) patent and copyright laws for purposes of governing and construing Sections 3.2-3.4 of this Agreement. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated by this Agreement.

9.3 AMENDMENT AND WAIVER. No provision of or right under this Agreement shall be deemed to have been waived by any act or acquiescence on the part of either party, its agents or employees, but only by an instrument in writing signed by an authorized officer of each party. No waiver by either party of any breach of this Agreement by the other party shall be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of such waiver.

9.4 INDEPENDENT CONTRACTORS. Each party represents that it is acting on its own behalf as an independent contractor and is not acting as an agent for or on behalf of any third party. This Agreement and the relations hereby established by and between CUSTOMER and NeoGenesis do not constitute a partnership, joint venture, franchise, agency or contract of employment. Neither party is granted, and neither party shall exercise, the right or authority to assume or create any obligation or responsibility on behalf of or in the name of the other party or its Affiliates. NeoGenesis shall be solely responsible for compensating all its personnel and for payment of all related FICA, workers' compensation, unemployment and withholding taxes. CUSTOMER shall not provide NeoGenesis personnel with any benefits, including but not limited to compensation for insurance premiums, paid sick leave or retirement benefits.

9.5 ASSIGNMENT. Neither party may assign this Agreement or any of its rights and obligations under this Agreement without the prior written consent of the other party; PROVIDED, that either party may assign this Agreement to (a) any Person to which such party transfers all or substantially all of its assets related to this Agreement or with which such party is consolidated or merged;
(b) any Person that owns a majority of the voting stock of such party; or (c) any Person of which such party owns directly or indirectly a majority of the voting stock; PROVIDED, FURTHER, that in each instance the assignee Person expressly assumes all obligations imposed on the assigning party by this Agreement in writing and the other party is notified in advance of such assignment.

9.6 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.7 NOTICES. Unless otherwise provided herein, any notice, report, payment or document to be given by one party to the other shall be in writing and shall be deemed given when delivered personally or mailed by certified or registered mail, postage prepaid (such mailed notice to be effective on the date which is three (3) business days after the date of mailing), or sent by nationally recognized courier for next day delivery (such notice sent by courier to be effective one business day after it is deposited with such courier), or sent by facsimile or e-mail (such


* = CONFIDENTIAL TREATMENT REQUESTED: MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

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notice to be effective when sent, if confirmed by overnight courier as aforesaid) to the address set forth on the signature page to this Agreement or to such other place as any party may designate as to itself by written notice to the other party.

9.8 SEVERABILITY. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof. The parties agree that they will negotiate in good faith or will permit a court or arbitrator to replace any provision hereof so held invalid, illegal or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

9.9 CAPTIONS. Captions of the sections and subsections of this Agreement are for reference purposes only and do not constitute terms or conditions of this Agreement and shall not limit or affect the meaning or construction of the terms and conditions hereof.

9.10 WORD MEANINGS. Words such as HEREIN, HEREINAFTER, HEREOF and HEREUNDER refer to this Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires. The singular shall include the plural, and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires.

9.11 ENTIRE AGREEMENT. The terms and provisions contained in this Agreement (including the Attachments) constitute the entire understanding of the parties with respect to the transactions and matters contemplated hereby and supersede all previous communications, representations, agreements and understandings relating to the subject matter hereof. No representations, inducements, promises or agreements, whether oral or otherwise, between the parties not contained in this Agreement shall be of any force or effect. No agreement or understanding extending this Agreement or varying its terms (including any inconsistent terms in any purchase order, acknowledgment or similar form) shall be binding upon either party unless it is in a writing specifically referring to this Agreement and signed by a duly authorized representative of the applicable party.

9.12 RULES OF CONSTRUCTION. The parties agree that they have participated equally in the formation of this Agreement and that the language and terms of this Agreement shall not be construed against either party by reason of the extent to which such party or its professional advisors participated in the preparation of this Agreement.

9.13 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

9.14 FORCE MAJEURE. Except as otherwise provided in this Agreement, in the event that a delay or failure of a party to comply with any obligation created by this Agreement is caused by a Force


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    SEPARATELY WITH THE COMMISSION.

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Majeure condition, that obligation shall be suspended during the continuance of the Force Majeure condition.

9.15 FURTHER ASSURANCES. Each party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the purposes of this Agreement.

     IN WITNESS WHEREOF the parties have caused this Agreement to be executed on their behalf by their duly authorized representatives intending it to take effect as an instrument under seal as of the Effective Date.

NEOGENESIS DRUG DISCOVERY, INC.              BIOGEN, INC.

BY:   /s/ SATISH JINDAL                      BY:   /s/ (KEES BEEN)
---------------------------------            ------------------------------
Satish Jindal,  President and CSO            --------------, --------------
NOTICE ADDRESS:                              NOTICE ADDRESS:
NeoGenesis Drug Discovery, Inc.              Biogen, Inc.
840 Memorial Drive                           14 Cambridge Center
Cambridge, MA 02139                          Cambridge, MA 02142
Phone:   617.868.1500                        Phone: 617.679.2000
Fax:     617.868.1515                        Fax:  617.679.2617


* = CONFIDENTIAL TREATMENT REQUESTED: MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

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